Exhibit 5.1

NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114.1190 TELEPHONE: +1.216.586.3939 • JONESDAY.COM

April 4, 2023

Athersys, Inc. 3201 Carnegie Avenue Cleveland, Ohio 44115

Re: Registration Statement on Form S-3 Filed by Athersys, Inc.

Ladies and Gentlemen:

We have acted as counsel for Athersys, Inc., a Delaware corporation (the “Company”), in connection with the possible issuance and sale from time to time, on a delayed basis, by the Company of up to 13,029,090 shares of common stock (the “Warrant Shares”), par value $0.001 per share (the “Common Stock”), that are issuable upon the exercise of outstanding warrants (the “Warrants”) as contemplated by the Company’s Registration Statement on Form S-3 to which this opinion is filed as an exhibit (as the same may be amended from time to time, the “Registration Statement”). The Common Stock may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Warrant Shares, when issued upon exercise of the Warrants pursuant to the terms and conditions of the Warrants against full payment of the exercise price therefor, as provided for therein, will be validly issued, fully paid and nonassessable.

The opinion set forth above is subject to the following limitations, qualifications and assumptions.

In rendering the foregoing opinion, we have assumed that the resolutions authorizing the Company to issue and deliver the Warrant Shares pursuant to the Warrants by the Company’s Board of Directors (or an authorized committee thereof) will be in full force and effect at all times at which the Warrant Shares are issued and delivered by the Company and the Company will take no action inconsistent with such resolutions.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ Jones Day

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